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                                                                    Exhibit 99.1

BT Office Products International

Contact: Thomas F. Cullen                                     Frederic J. Spar
         General Counsel                                      Jason Lynch
         BT Office Products International, Inc.               Kekst and Company
         847-793-7500                                         212-521-4800


FOR IMMEDIATE RELEASE

                BT OFFICE PRODUCTS INTERNATIONAL SIGNS DEFINITIVE
                          MERGER AGREEMENT WITH KNP BT


CHICAGO, ILLINOIS, June 5, 1998 -- BT Office Products International, Inc. (NYSE:BTF) ("BTOPI") today announced that it has signed a definitive Agreement and Plan of Merger with NV Koninklijke KNP BT ("KNP BT"), the majority owner of the outstanding capital stock of BTOPI. Under the terms of the agreement, BTOPI stockholders will receive $13.75 in cash for each share of BTOPI stock they own.

BT Office Products had previously announced on May 7, 1998 an agreement in principle for KNP BT to acquire the outstanding minority interest in BTOPI. BTOPI's board of directors unanimously approved the merger on June 2, 1998.

The merger is subject to the approval of a majority of BTOPI's stockholders other than KNP BT. Preliminary proxy materials are expected to be filed with the Securities and Exchange Commission in the near future. A special meeting of stockholders to approve the merger is expected to be held in the third quarter of 1998 with the transaction closing shortly thereafter. No Hart-Scott-Rodino filing will be required to consummate the transaction.

BT Office Products International, Inc. is a leading full-service distributor of office products, serving primarily medium- and large-size businesses and institutions in major markets in both the Unites States and Europe. The Company distributes over 10,000 general office products, business furniture, computer supplies and accessories and promotional products, including recycled and recyclable products and items manufactured by minority-owned businesses.